Exhibit 35.8

Corporate Trust Services MAC R1204-010 9060 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

RE: Annual Statement of Compliance for WFRBS Commercial Mortgage Trust 2014- C22 Commercial Mortgage Pass-Through Certificates, Series 2014-C22

Per the Pooling and Servicing Agreement dated as of September 1, 2014 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2015 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b)  To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 25, 2016

/s/: Brian Smith
Brian Smith
Vice President

Well Fargo Bank, N.A.